Exhibit 99.3

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. […***…] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Janssen Biotech, Inc..
800/850 Ridgeview Drive Horsham, Pennsylvania 19044 United States of America

January 14, 2019

VIA EMAIL

Zymeworks Inc.

540-1385 West 8th Avenue

Vancouver, BC, Canada V6H 3V9

Attention: […***…]1

Re: First Amendment to Collaboration and License Agreement of November 13, 2017

Dear […***…]2:

Reference is made to the Collaboration and License Agreement of November 13, 2017 (the “Agreement”), by and between Janssen Biotech Inc. (“Janssen”), and Zymeworks Inc. (“Zymeworks”), or individually as “Party” or collectively as “Parties.” This document is the first amendment to the Agreement (“First Amendment”) in which the Parties hereby agree to modify the Agreement to reflect alignment that a “Sequence Pair” and “Target Pair” may include more than two Sequences or Targets, respectively. By this amendment, the Parties also agree to replace the terms “Sequence Pair” and “Target Pair” with the terms “Sequence Group” and “Target Group”, respectively; to replace the term “Janssen Sequence Pair” with “Janssen Sequence Group”, and to replace the term “[…***…]” with “[…***…]” The “First Amendment Effective Date” shall be the last date of the signature below.3

To effectuate the agreed upon changes, the Parties agree to the provisions described herein. Defined terms used but not defined herein have the meaning ascribed to such terms in the Agreement.

Agreement Provisions

Amendment to Section 1: The Parties agree that the term “Sequence Pair” will be replaced with the term “Sequence Group” as defined below and the term “Target Pair” will be replaced with the term “Target Group” as defined below:

1.43 “Sequence Group” means two or more Sequences. For clarity, all references to a Sequence Group herein shall include all Sequences in such Sequence Group and not a subset thereof, unless expressly stated otherwise.

1.45 “Target Group” means two or more Targets in combination. For clarity, all references to a Target Group herein shall include all Targets in such Target Group and not a subset thereof, unless expressly stated otherwise.

[1]	Personal Information – Contact Information.
[2]	Personal Information – Contact Information.
[3]	Competitive Information – Discovery Information.

CONFIDENTIAL

Amendment to Section 2.1.2: The Parties agree that the last sentence of Section 2.1.2 of the Agreement will be deleted and replaced in its entirety with the following:

“For clarity, the foregoing grant of rights and licenses in Section 2.1.1 and this Section 2.1.2 shall not limit Zymeworks’ ability to apply the Zymeworks Platform (alone or in collaboration with a Third Party) to any Sequence Group (or any subset of the Sequences within such Sequence Group), subject to the gatekeeping provisions in Section 3.5, which is generated and provided to Zymeworks by a Third Party without access to the Janssen Sequence Groups.”

Amendment to Section 3.4.1: The Parties agree that the first sentence of Section 3.4.1 of the Agreement will be deleted and replaced in its entirety with the following:

“During the Research Program Term and subject to gatekeeping pursuant to Section 3.5, Janssen may elect to undergo the gatekeeping process with a Target Group(s) for the sole purpose of […***…] as Janssen Sequence Groups under this Agreement; provided that Janssen must be […***…] in pursuing under this Agreement any Target Group so submitted and shall not submit such requests more often than […***…] during the Research Program Term.”4

Amendment to Section 3.5.1: The Parties agree that Section 3.5.1 of the Agreement will be deleted and replaced in its entirety with the following:

“3.5.1 Gatekeeping. Janssen may designate any Sequence Group as a Janssen Sequence Group; provided that, at the time of the selection of such Sequence Group, Zymeworks is not or has not, as of the date Zymeworks receives such written notice from Janssen:

(i) contractually obligated to grant, or granted, to a Third Party rights under Zymeworks Intellectual Property with respect to products incorporating any two or more of the Sequences in such Sequence Group;

(ii) actively and in good faith engaged in negotiations with a Third Party regarding rights under Zymeworks Intellectual Property for the development and/or commercialization of products incorporating any two or more of the Sequences in such Sequence Group ([…***…]); or

(iii) performing, or performed, […***…] on its own behalf regarding the development and/or commercialization of products incorporating any two or more of the Sequences in such Sequence Group.5

The gatekeeping described in this Section 3.5.1 shall be performed on each Sequence Group that is designated in connection with Janssen’s Designation Notice. Zymeworks hereby agrees that gatekeeping of the Sequence Group shall only be performed by Zymeworks’ […***…], and the information provided to such gatekeeper by Janssen in the Designation Notice shall be the Confidential Information of Janssen.6

[4]	Competitive Information – Exclusivity Information and Commercially Sensitive Terms.
[5]	Competitive Information – Exclusivity Information and Commercially Sensitive Terms.
[6]	Competitive Information – Exclusivity Information and Commercially Sensitive Terms.

CONFIDENTIAL

Amendment to the entire Agreement:

The Agreement is hereby amended in its entirety to delete the term “Sequence Pair” and to replace it with the term “Sequence Group”.

The Agreement is hereby amended in its entirety to delete the term “Janssen Sequence Pair” and replace it with the term “Janssen Sequence Group” throughout the Agreement.

The Agreement is hereby amended in its entirety to delete the term “[…***…]” and replace it with the term “[…***…]” throughout the Agreement.7

The Agreement is hereby amended in its entirety to delete the term “Target Pair” and to replace it with the term “Target Group”.

[7]	Competitive Information – Discovery Information.

CONFIDENTIAL

Except as otherwise expressly provided herein, the Agreement shall remain in full force and effect without any amendments or modifications. This First Amendment may be executed in separate counterparts, each of which, whether delivered by electronic mail, or otherwise is deemed to be an original, and all of which taken together shall constitute one and the same instrument. This First Amendment shall be effective as of the First Amendment Effective Date. If the above reflects your understanding of the rights and obligations of the Parties under the Agreement, please acknowledge your agreement of the foregoing by executing the countersignature below.

Sincerely,

/s/ Catherine Owen
Catherine Owen
President, Immunology
Janssen Biotech, Inc.

AGREED & ACCEPTED:

/s/ Ali Tehrani
Name:	Ali Tehrani
Title:	President & CEO
Date:	January 14, 2019
Zymeworks Inc.

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